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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                      PSB GROUP, INC. ANNOUNCES APPOINTMENT

     Madison Heights, MI, June 26, 2006. PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced the appointment of MICHAEL J. TIERNEY to the position of President & Chief Executive Officer of Peoples State Bank, effective July 5, 2006. The appointment was announced by David Wood, Chairman of the Board of Directors. Additionally, Mr. Tierney has been appointed to the Board of Directors of both PSB Group, Inc. and Peoples State Bank.

     Michael Tierney came to Peoples State Bank from J P Morgan Chase where he was the Managing Director for Business Banking in the Midwest Region. Mr. Tierney spent 28 years at Comerica Incorporated where he held executive positions in retail banking, corporate banking, private banking and product management. He has a BS in Finance from Central Michigan University and an MBA from the University of Detroit. He is married and has three children.

     Mr. Tierney's civic involvement includes serving as Chairman of the Central Michigan University Development Board, former President Elect - Central Michigan University National Alumni Association, United Way coordinator, and Children's Discovery Museum Board Member.

     Robert L. Cole, current President & CEO, anticipates retiring from active employment in January, 2007, at which time Michael Tierney will assume the additional responsibilities of President and Chief Executive Officer of PSB Group, Inc. Mr. Cole will continue to serve on the Board of Directors of both PSB Group, Inc. and Peoples State Bank.

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     David Wood commented when announcing the appointment, "We're pleased to have an executive with Mike Tierney's high level of talent, experience, and charisma to succeed Bob Cole and continue the tradition of strong leadership that has made Peoples State one of Michigan's premier community banks."

     PSB Group, Inc. is a registered holding company with over $500,000,000 in total assets, a significant milestone achieved during the month of May, 2006. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren. Peoples State Bank will be constructing its next branch in Troy, as part of its expansion process. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area from offices in Ann Arbor, Clinton Township, Fenton, Howell, Macomb Township, Troy and Warren.

Contact: David A. Wilson
         Senior Vice President & Chief Financial Officer
         248-548-2900